Exhibit 99.1

SPX Announces New Board Member

Meenal Sethna Appointed to the Board of Directors of SPX Corporation

CHARLOTTE, N.C., September 3, 2019 /Globe Newswire/ -- SPX Corporation (NYSE:SPXC) today announced Meenal Sethna as a new independent member of the Board of Directors of SPX Corporation, effective October 1, 2019. In addition to Board membership, Ms. Sethna has been appointed to serve on the Board’s Audit Committee.

“We’re very pleased to welcome another highly-talented board member to SPX. Meenal brings a complementary skill set in areas fundamental to our success,” said Gene Lowe, President and CEO of SPX Corporation. “Meenal has an outstanding track record of successfully managing organic and inorganic growth, including overseeing multiple acquisitions from due diligence through integration, and implementing company-wide processes to enhance performance. As a sitting CFO, Meenal brings a unique perspective, and we look forward to her contributions as a valued member of our team.”

Ms. Sethna currently serves as Executive Vice President and Chief Financial Officer of Littelfuse, Inc., a global, Nasdaq-listed company that provides circuit protection products with advancing platforms in power control and sensor technologies. Prior to joining Littelfuse, Ms. Sethna served as Vice President and Corporate Controller of Illinois Tool Works Inc. Previously she held various financial leadership roles at Motorola Solutions, Inc. and Baxter International Inc.

About SPX Corporation:  SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. Based in Charlotte, North Carolina, SPX Corporation had approximately $1.4 billion in annual revenue in 2018 and approximately 4,000 employees in about 17 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.”  For more information, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s most recent annual reports on Form 10-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SOURCE SPX Corporation.

Investor Contacts:
Paul Clegg, VP, Finance and Investor Relations
Phone:  980-474-3806
E-mail: spx.investor@spx.com

Pat Uotila, Manager, Investor Relations
Phone:  980-474-3806
E-mail: spx.investor@spx.com